Exhibit 99.2
NEWS

For Release        Immediate


Contacts           (News Media) Jim Rosensteele, SVP, Marketing Communications
                                317.817.4418
                   (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893


              Conseco Declares Dividend on Class B Preferred Stock
                        and Announces Annual Meeting Date

Carmel, Ind., June 23, 2004 - Conseco, Inc. (NYSE:CNO) today announced that it has declared a dividend on the outstanding shares of its Class B 5.50% Mandatorily Convertible Preferred Stock (NYSE: CNO PrB) of $0.35521 per share. The dividend is payable on August 16, 2004 to the holders of record at the close of business on July 30, 2004. The initial dividend represents the amount accrued from the issue date (May 12, 2004) to the payment date.

Conseco also announced that its annual meeting of shareholders will be held at 9:00 a.m. (local time) on August 24, 2004 at its offices in Carmel, Indiana. Holders of record at the close of business on July 7, 2004 will be entitled to vote at the annual meeting. The annual meeting will also be available via webcast, which will be accessible through the Investors section of the company's website as follows:

http://www.conseco.com/conseco/selfservice/about/investors/
webcasts.jhtml?cat=invest&subcat=webcast

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future.

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